EXHIBIT 16.1

DE JOYA GRIFFITH, LLC
Henderson, Nevada

September 16, 2015

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Royal Mines and Minerals Corp. (the "Company") Form 8-K dated August 5, 2015, and are in agreement with the statements relating only to De Joya Griffith, LLC contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

De Joya Griffith, LLC

DE JOYA GRIFFITH, LLC